Exhibit 10.1

TEMPORARY EMPLOYMENT AGREEMENT

This Temporary Employment Agreement (this “Agreement”) is effective as of February 2, 2014 (the “Effective Date”), by and between Destination XL Group, Inc., a Delaware corporation (the “Company”), with its principal executive offices located at 555 Turnpike Street, Canton, Massachusetts 02021, and John E. Kyees (the “Interim Executive”), having an address of 7300 Lee Road, Westerville, OH 43081.

WITNESSETH:

WHEREAS, the Interim Executive has agreed to come out of retirement to assist the Company as a result of the resignation of its Chief Financial Officer and to serve as the Interim Chief Financial Officer while the Company performs a search for a new Chief Financial Officer;

NOW, THEREFORE, in consideration of the promises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT

The Company hereby employs Interim Executive and Interim Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Interim Executive shall hold the office of Interim Chief Financial Officer reporting to the President and Chief Executive Officer (“CEO”).

2.	TERM

The term of employment under this Agreement (the “Term of Employment”) shall run month-to-month, effective as of February 2, 2014 (the “Effective Date”), and shall continue until the Company determines that the Interim Executive’s duties are no longer required (the “Termination Date”).

3.	COMPENSATION and BENEFITS

(a) Subject to the provisions of this Section 3, the consideration to be furnished to the Interim Executive by the Company for the employment services to be rendered by the Interim Executive under this Agreement shall consist of: (i) $3,000 per day; (ii) a rental car; (iii) temporary living quarters; and (iv) the reimbursement of actual and direct out-of-pocket expenses incurred by the Interim Executive in the rendering of services under this Agreement.

(b) During the Term of Employment, Executive shall be entitled to participate in and receive any other benefits customarily provided by the Company to its management (including any 401(k), short and long-term disability insurance, medical and dental insurance and group life insurance plans in accordance with and subject to the terms of such plans, including, without limitation, any eligibility requirements contained therein), all as determined from time to time by the Compensation Committee of the Board of Directors in its discretion.

(c) The Company will maintain directors and officers liability insurance coverage (which shall include employment practices liability coverage) in a commercially reasonable amount, consistent with prior practice, to indemnify Interim Executive from any claims made against him in his capacity as Interim Chief Financial Officer.

(d) It being the intent of the Company to provide maximum protection available under the law to its officers and directors, the Company shall indemnify the Interim Executive for any of his actions or omissions in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, to the full extent the Company is permitted or required to do so by the General Company Law of Delaware as the same exists or hereafter may be amended. Such indemnification shall include payment by the Company, in advance of the final disposition of a civil or criminal action, suit or proceedings, of expenses incurred by Interim Executive, in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, in defending any such action, suit or proceeding upon receipt of any undertaking by or on behalf of Interim Executive to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Company. The Company may accept any such undertaking without reference to the financial ability of the Interim Executive to make such repayment. As used in this paragraph, the terms “director” and “officer” include their respective heirs, executors, and administrators.

4.	EXPENSES

The Company shall pay or reimburse Interim Executive, in accordance with the Company’s policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, which may be incurred or paid by Interim Executive during his term of employment in connection with his employment hereunder. Interim Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.	DUTIES

(a) Interim Executive shall perform such duties and functions consistent with the position of Chief Financial Officer and/or as the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Company.

(b) During the Term of Employment, Interim Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, and subject to the foregoing, Interim Executive may engage in other activities so long as such activities do not unreasonably interfere with Interim Executive’s performance of his duties hereunder and do not violate paragraph 6 hereof.

(c) The principal location at which the Interim Executive shall perform his duties hereunder shall be at the Company’s offices in Canton, Massachusetts or at such other location as may be temporarily designated from time to time by the Company. Notwithstanding the foregoing, Interim Executive shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Interim Executive recognizes that such duties may involve travel.

(d) Nothing in this paragraph 5 or elsewhere in this Agreement shall be construed to prevent Interim Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments, provided such activities do not unreasonably interfere with Interim Executive’s performance of his duties hereunder.

6.	NON-COMPETITION

(a) Interim Executive agrees that during the Term of Employment and during the one (1) year period immediately following the Termination Date (the “Non-Competitive Period”), Interim Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries or affiliates, in any geographic area in which the Company or any of its subsidiaries or affiliates are then conducting or proposing to conduct business, including, without limitation, the United States of America and its possessions, Canada and Europe; provided, however, that Interim Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Interim Executive shall not, during the Non-Competitive Period, directly or indirectly, request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or otherwise compromise the Company’s good will or solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated for less than 12 months) of the Company or any of its subsidiaries or affiliates.

(b) If any portion of the restrictions set forth in this paragraph 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. For the purposes of this paragraph 6, a business competitive with the products and services of the Company (or such subsidiaries or affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

7.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

(a) Interim Executive acknowledges that the Company possesses certain confidential and propriety information that has been or may be revealed to him or learned by Interim Executive during the course of Interim Executive’s employment with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Interim Executive shall not, during the term of this Agreement or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants), as required by law (in which case Interim Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information, which is or becomes publicly available other than pursuant to a breach of this paragraph 7(a) by Interim Executive.

(b) All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Interim Executive shall use commercially reasonable best efforts to prevent any unauthorized publication or disclosure thereof. Upon termination of Interim Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Interim Executive’s possession or control shall be returned and left with the Company.

8.	SPECIFIC PERFORMANCE

Interim Executive agrees that if he breaches, or threatens to commit a breach of, any enforceable provision of paragraphs 6 or 7 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Interim Executive of his right to contest whether such a breach or threatened breach of any Restrictive Covenant has occurred. In the event of litigation between the parties to this Agreement regarding their respective rights and obligations under paragraphs 6 or 7 hereof, the prevailing party shall be entitled to recover from the other all attorneys’ fees and expenses reasonably incurred in obtaining a ruling in the prevailing party’s favor. Any such damages, attorneys’ fees and costs shall be in addition to and not in lieu of any injunctive relief that may be available to the Company.

9.	AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

10.	GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

11.	SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

12.	NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or of the placement of the notice in the event mail.

13.	WAIVER OR BREACH

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

14.	ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties, whether oral or written.

15.	SUBSIDIARIES AND AFFILIATES

For purposes of this Agreement:

(a) “affiliate” means any entity that controls, is controlled by, or is under common control with, the Company, and “control” means the power to exercise a controlling influence over the management or policies of an entity, unless such power is solely the result of an official position with such entity; and

(b) “subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or similar governing body of a non-corporate entity) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

16.	HEADINGS

The paragraph headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

17.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

18.	SURVIVAL

Except as otherwise expressly provided herein, the termination of Interim Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of paragraphs 6 through 18 hereof, which shall survive such termination or expiration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

DESTINATION XL GROUP, INC.

By:	/s/ GEORGE T. PORTER, JR.	Date: March 5, 2014
Name:	George T. Porter, Jr.
Its:	Chairman of the Compensation Committee

By:	/S/ DAVID A. LEVIN	Date: March 4, 2014
Name:	David A. Levin
Its:	President, CEO

INTERIM EXECUTIVE

/S/ JOHN E. KYEES		Date: March 3, 2014
John E. Kyees